Exhibit 99.1

Iteris Reports Record Fiscal 2023 Third Quarter Total Revenue of $40.7 Million, Up 27% Year Over Year, and Record Total Ending Backlog of $112.2 Million, up 22% Year Over Year

Achieved Financial Inflection Point as Alternative Circuit Boards and Other Supply Chain Management Initiatives Drive Greater Than 2,600 Basis Point Sequential Improvement in Product Gross Margins
AUSTIN, Texas – February 2, 2023 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today reported financial results for its fiscal third quarter 2023, ended December 31, 2022.

Fiscal 2023 Third Quarter Financial Summary

•Total revenue increased 27.1% year over year to a record $40.7 million
•Product revenue increased 44.0% year over year to $22.9 million
•Service revenue increased 10.5% year over year to $17.8 million
•GAAP net loss from continuing operations was $2.0 million, or $(0.05) per share, largely due to unusually high-cost inventory items associated with recent global supply chain constraints bleeding through the income statement, compared to net loss from continuing operations of $2.4 million, or $(0.06) per share, in the same quarter a year ago
•Adjusted EBITDA loss in the third quarter was approximately $0.4 million, or (1.0)% of total revenues, largely for the same reasons, compared to adjusted EBITDA profit of $0.1 million, or 0.3% of total revenues, in the same quarter a year ago
•Net operating cash flow from operations was $2.8 million for the quarter
•Total ending backlog increased 22% year over year to a record $112.2 million

Management Commentary:

“Due to the continued progress of our supply chain management program, we achieved a financial inflection point in our fiscal 2023 third quarter,” said Joe Bergera, president and CEO of Iteris. “As anticipated, the introduction of our alternative circuit boards and the other benefits of our supply chain management program began to normalize our sensors line of business. More specifically, in the fiscal third quarter, we realized a step-change increase in quarterly product revenue and a greater than 2,600 basis point sequential improvement in product gross margins, demonstrating that we have started to overcome the supply chain issues that impacted our fiscal first half performance.

“Despite concerns about a slowdown in the broader economy, our total ending backlog increased 22% year over year to a record $112.2 million, and customer demand in our end-markets remains favorable. Therefore, we anticipate continued above market revenue growth through our fiscal year end. Likewise, we expect the compounding benefits of our supply chain management program to drive further reductions in the costs of goods sold for our Vantage sensors, returning product gross margins to our historical range by the fiscal year end. Looking ahead, these structural improvements position Iteris for sustained profitable growth moving forward.”

Fiscal 2023 Fourth Quarter and Full Year Outlook

•Fourth quarter revenue is expected to be in the range of $39.4 million to $41.4 million, representing growth of 18.0% at the midpoint of the guidance range
•Fourth quarter adjusted EBITDA is expected to be in the range of $3.5 million to $4.0 million, or 8.7% to 10.0% of revenue at the midpoint
•Fourth quarter net cashflow is expected to be in the range of $1.5 million to $3.5 million for a fiscal year ending cash balance of $12.0 million to $14.0 million, up from $8.0 million at the end of the second quarter
•Full year fiscal 2023 revenue is expected to be in the range of $152 million to $155 million, representing growth of 15.0% year over year at the mid-point of the guidance range
•Full year adjusted EBITDA is expected to be in the range of -2.0% to -3.0% of full year fiscal 2023 revenue, reflecting the global supply chain constraints that impacted us primarily in the fiscal first half of the year

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal third quarter results.

Date: Thursday, February 2, 2023
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: +1-888-506-0062
International dial-in number: +1 973-528-0011
Conference ID: 606037

If joining by phone, please call the conference telephone number 5-10 minutes prior to the start time and ask to join the Iteris earnings call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MKR Investor Relations at 1-213-277-5550.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the conference call will be available approximately two hours following the end of the call and will remain available for one week. To access the replay dial +1-877-481-4010 (US and Canada Toll Free), +1 919-882-2331 (International) and enter replay passcode 47459.

About Iteris, Inc.

Iteris is the world’s trusted technology ecosystem for smart mobility infrastructure management. Delivered through Iteris’ ClearMobility Platform, our cloud-enabled end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world, and help bridge legacy technology silos to unlock the future of transportation. That’s why more than 10,000 public agencies and private-sector enterprises focused on mobility rely on Iteris every day. Visit www.iteris.com for more information, and join the conversation on Twitter, LinkedIn and Facebook.

Non-GAAP Fiscal 2023 Third Quarter Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measure: Adjusted income (loss) from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, and project loss reserves (“Adjusted EBITDA”). A discussion of the company’s use of this non-GAAP financial measure is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation.”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "feels", "seeks," "estimates," "may," "will," "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s acquisitions, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending and scheduling changes, funding constraints and delays, in light of the ongoing COVID-19 pandemic and the federal government hitting its debt ceiling; our ability to source key raw materials in light of the current global supply chain situation; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to replace large contracts once they have been completed; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully complete and integrate acquired assets and companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; risks related to our ability to recruit and/or retain key talent; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address; adverse effects of the COVID-19 pandemic on our vendors and our employees; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as the COVID-19 pandemic, import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC's website (www.sec.gov).

Iteris Contact
Douglas Groves
Senior Vice President and Chief Financial Officer
Tel: (949) 270-9643

Email: dgroves@iteris.com

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
Tel: (213) 277-5550
Email: iti@mkr-group.com

ITERIS, INC.
UNAUDITED CONDENSED
BALANCE SHEETS
(in thousands)

	December 31, 2022	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$10,216	$23,689
Restricted cash	277	120
Trade accounts receivable, net	24,457	25,628
Unbilled accounts receivable	10,653	10,870
Inventories	12,480	7,980
Prepaid expenses and other current assets	3,432	4,076
Total current assets	61,515	72,363
Property and equipment, net	1,435	1,392
Right-of-use assets	8,834	11,382
Intangible assets, net	10,376	11,780
Goodwill	28,340	28,340
Other assets	1,230	1,120
Noncurrent assets of discontinued operations	—	6
Total assets	$111,730	$126,383
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$14,838	$11,926
Accrued payroll and related expenses	11,028	11,409
Accrued liabilities	5,661	5,623
Deferred revenue	5,019	6,566
Current liabilities of discontinued operations	—	163
Total current liabilities	36,546	35,687
Long-term liabilities	11,318	13,661
Noncurrent liabilities of discontinued operations	—	172
Total liabilities	47,864	49,520
Stockholders’ equity	63,866	76,863
Total liabilities and stockholders’ equity	$111,730	$126,383

ITERIS, INC.
UNAUDITED CONDENSED
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021

Product revenues	$22,852	$15,870	$60,021	$51,632
Service revenues	17,834	16,134	53,591	47,704
Total revenues	40,686	32,004	113,612	99,336
Cost of product revenues	15,981	10,389	47,664	28,929
Cost of service revenues	12,885	10,521	37,418	34,090
Cost of revenues	28,866	20,910	85,082	63,019
Gross profit	11,820	11,094	28,530	36,317
Operating expenses:
General and administrative	5,499	5,936	16,904	18,433
Sales and marketing	5,780	4,637	16,652	14,119
Research and development	2,047	1,851	6,356	5,445
Amortization of intangible assets	651	668	1,970	2,004
Restructuring charges	—	—	707	—
Total operating expenses	13,977	13,092	42,589	40,001
Operating loss	(2,157)	(1,998)	(14,059)	(3,684)
Non-operating income (expense):
Other income (expense), net	135	(33)	229	15
Interest income (expense), net	—	4	(332)	8
Loss from continuing operations before income taxes	(2,022)	(2,027)	(14,162)	(3,661)
Provision for income taxes	(27)	(375)	(149)	(201)
Net loss from continuing operations	(2,049)	(2,402)	(14,311)	(3,862)
Loss from discontinued operations before gain on sale, net of tax	—	(28)	—	(104)
Net loss from discontinued operations, net of tax	—	(28)	—	(104)
Net loss	$(2,049)	$(2,430)	$(14,311)	$(3,966)

Loss per share - basic and diluted:
Loss per share from continuing operations	$(0.05)	$(0.06)	$(0.34)	$(0.09)
Loss per share from discontinued operations	$—	$—	$—	$—
Net loss per share	$(0.05)	$(0.06)	$(0.34)	$(0.09)

Shares used in basic and diluted per share calculations	42,341	42,333	42,336	42,164

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the company has included the following non-GAAP financial measure in this release: Adjusted income (loss) from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, project loss reserves, executive severance and transition costs, and acquisition earnout payments (“Adjusted EBITDA”).

When viewed with our financial results prepared in accordance with GAAP and accompanying reconciliations, we believe Adjusted EBITDA provides additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define this measure, explain how it is calculated and provide reconciliations of this measure to the most comparable GAAP measure in the table below. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. This is not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to net cash provided by operating activities as measures of our liquidity. The presentation of this measure should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.

We use the Adjusted EBITDA non-GAAP operating performance measure internally as a complementary financial measure to evaluate the performance and trends of our businesses. We present Adjusted EBITDA and the related financial ratios, as applicable, because we believe that measures such as these provide useful information with respect to our ability to meet our operating commitments.

Adjusted EBITDA and the related financial ratios have limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:
•They do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•They do not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and
•Other companies in our industry may calculate Adjusted EBITDA differently from us, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA and the related financial ratios should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. See our Unaudited Condensed Financial Statements contained in this Press Release. However, in spite of the above limitations, we believe that Adjusted EBITDA and the related financial ratios are useful to an investor in evaluating our results of operations because these measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
•Help investors to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and
•Are used by our management team for various other purposes in presentations to our Board of Directors as a basis for strategic planning and forecasting.

The following financial items have been added back to or subtracted from our net income when calculating Adjusted EBITDA:
•Income tax. This amount may be useful to investors because it represents the taxes that might be payable for the period and the change in deferred taxes during the period, and therefore could reduce cash flow available for use in our business.

•Depreciation. Iteris excludes depreciation expense primarily because it is a non-cash expense. These amounts may be useful to investors because it generally represents the wear and tear on our property and equipment used in our operations.
•Amortization. Iteris incurs amortization of intangible assets in connection with acquisitions. Iteris also incurs amortization related to capitalized software development costs. Iteris excludes these items because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to investors because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights.
•Interest expense. Iteris excludes interest expense because it does not believe this item is reflective of ongoing business and operating results. This amount may be useful to investors for determining current cash flow. This amount may be useful to investors for determining current cash flow. For the three and nine months ended December 31, 2022, interest expense includes amortization of the remaining capitalized deferred financing costs due to the termination of the Credit Agreement.
•Stock-based compensation. These expenses consist primarily of expenses from employee and director equity based compensation plans. Iteris excludes stock-based compensation primarily because they are non-cash expenses and Iteris believes that it is useful to investors to understand the impact of stock-based compensation to its results of operations and current cash flow.
•Restructuring charges. These expenses consist primarily of employee separation expenses, facility termination costs, and other expenses associated with Company restructuring activities. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•Project loss reserves. These expenses consist primarily of expenses incurred to complete a software development contract that will not be recoverable and largely related to previously incurred and capitalized costs for non-recurring engineering activity. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•Executive severance and transition costs. Iteris excludes executive severance and transition costs because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•Acquisition earnout payments. These expenses are a result of the TrafficCast International, Inc. acquisition in December, 2020 and are the final earnout payments per the acquisition agreement. Iteris excluded these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.

Reconciliations of net loss from continuing operations to Adjusted EBITDA and the presentation of Adjusted EBITDA as a percentage of net revenues were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
	(In Thousands)		(In Thousands)
Net loss from continuing operations	$(2,049)	$(2,402)	$(14,311)	$(3,862)

Income tax expense	27	375	149	201
Depreciation expense	153	203	461	629
Amortization expense	770	810	2,396	2,428
Interest expense	—	—	332	—
Stock-based compensation	438	768	1,982	2,396
Other adjustments:
Restructuring charges	—	—	707	—
Project loss		—	—	3,394
Executive severance and transition costs	—	340	—	340
Acquisition earnout payments	248	—	248	—
Total adjustments	$1,636	$2,496	$6,275	$9,388
Adjusted EBITDA	$(413)	$94	$(8,036)	$5,526
Percentage of total revenues	(1.0)%	0.3%	(7.1)%	5.6%